Exhibit 8.2

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

April 28, 2011	Main Tel (312) 782-0600 Main Fax (312) 701-7711
www.mayerbrown.com
ProLogis
4545 Airport Way
Denver, Colorado 80239

Re:	Merger with AMB Property Corporation
Ladies and Gentlemen:
     We have acted as counsel to ProLogis, a Maryland real estate investment trust (“ProLogis”), in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of January 31, 2011, by and among AMB Property Corporation, a Maryland corporation (“AMB”), AMB Property, L.P., a Delaware limited partnership (“AMB LP”), ProLogis, New Pumpkin Inc., a Maryland corporation (“New Pumpkin”), Upper Pumpkin LLC, a Delaware limited liability company (“Upper Pumpkin”), and Pumpkin LLC, a Delaware limited liability company (“Pumpkin LLC”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of March 9, 2011 (the “Merger Agreement”). Pursuant to the Merger Agreement, (i) Pumpkin LLC will merge with and into ProLogis, with ProLogis surviving as a wholly-owned subsidiary of Upper Pumpkin and an indirect wholly-owned subsidiary of New Pumpkin (the “ProLogis Merger”), (ii) New Pumpkin will merge with and into AMB (the “Topco Merger” and, together with the ProLogis Merger, the “Merger”), and (iii) the combined company resulting from the Topco Merger will contribute all of the outstanding equity interests of Upper Pumpkin to AMB LP in exchange for the issuance of equity interests in AMB LP.
     Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Merger Agreement. This opinion letter is being delivered in connection the proxy statement/prospectus included as part of the registration statement on Form S-4 (Registration No. 333-172741) filed with the Securities and Exchange Commission in respect of the Merger (the “Registration Statement”).
Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia).

Mayer Brown llp
April 28, 2011

     In rendering our opinions, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (“Code”), and the Treasury regulations promulgated thereunder (“Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (“IRS”), currently published administrative rulings and procedures, and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that the Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement or such other document on which we relied, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged by the IRS, by a court.
     Subject to the foregoing and to the qualifications and limitations set forth herein, it is our opinion that the discussion contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences — Tax Consequences of the ProLogis Merger and the Topco Merger,” to the extent it constitutes matters of law, summaries of legal matters, or legal conclusions, has been reviewed by us and is correct in all material respects.
     Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. This opinion is being furnished solely in connection with the filing of the Registration Statement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Mayer Brown llp
April 28, 2011

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to discussion of the material U.S. federal income tax consequences of the Merger, including the proxy statement/prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.
Sincerely,

/s/  Mayer Brown LLP
Mayer Brown LLP